EXHIBIT 5(b)


                            [DECHERT LLP LETTERHEAD]



April 4, 2006


Wachovia Commercial Mortgage Securities, Inc.
301 South College Street
One Wachovia Center
Charlotte, North Carolina 28288-0166

      Re:   Mortgage Pass-Through Certificates

Ladies and Gentlemen:

      We have acted as special counsel to Wachovia Commercial Mortgage Securities, Inc. (the "Company"), in connection with the Company's Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (the "Registration Statement", File No. 333-131262) being filed today with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"). The Prospectus forming a part of the Registration Statement describes Mortgage Pass-Through Certificates (the "Certificates") to be sold by the Company in one or more series (each, a "Series") of Certificates. Each Series of Certificates will be issued under a separate pooling and servicing agreement (each, a "Pooling and Servicing Agreement") among the Company, a master servicer (a "Servicer"), a trustee (a "Trustee") and, if applicable, such other parties to be identified in the Prospectus Supplement for such Series. The form of Pooling and Servicing Agreement is attached as Exhibit 4(a) to the Registration Statement. Capitalized terms used and not otherwise defined herein have the respective meanings given to such terms in the Registration Statement.

      In connection with rendering this opinion letter, we have examined and relied upon originals, copies or specimens, certified or otherwise identified to our satisfaction, of certain certificates, instruments and other documents as we have deemed necessary, including but not limited to the following:

      1. The form of Underwriting Agreement which is attached as Exhibit 1(a) to the Registration Statement;

      2. The Pooling and Servicing Agreement;
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                                   Wachovia Commercial Mortgage Securities, Inc.
                                   April 4, 2006
                                   Page 2



      3. The Registration Statement;

      4. The articles of restatement of incorporation and bylaws of the Company; and

      5. Such other documents, materials and authorities as we have deemed necessary in order to enable us to render our opinion set forth below.

      The opinions set forth below are limited to the laws of the State of New York and, to the extent expressly set forth in this opinion letter, the federal laws of the United States, and no opinion is expressed as to any other laws. The opinions expressed in this opinion letter are limited in all respects to the law existing on the date of this opinion letter. In rendering this opinion, we do not undertake to advise you of any change in law or fact that may occur after the date of this opinion letter. We express no opinion with respect to any Series of Certificates for which we do not act as counsel to the Company.

      Based on the foregoing, we are of the opinion that when the Certificates of a Series have been duly executed, authenticated, delivered and sold in accordance with the terms of the Pooling and Servicing Agreement for such Series, such Certificates will be validly issued and outstanding, fully paid and nonassessable, and entitled to the benefits provided by such Pooling and Servicing Agreement.

      We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the heading "LEGAL MATTERS" in any Prospectus Supplement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933.


                                   Very truly yours,

                                   /s/ DECHERT LLP